Exhibit 10.3

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Non-employee members of the board of directors (the “Board”) of TELA Bio, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Amended and Restated Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy shall be paid or granted, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”), unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Policy shall become effective on January 1, 2022 (the “Effective Time”) and shall remain in effect until it is revised or rescinded by further action of the Board. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors and between any subsidiary of the Company and any of its non-employee directors.

(1)Cash Compensation.

(a)Annual Retainers. Each Non-Employee Director shall receive an annual retainer of $40,000 for service on the Board.

(b)Additional Annual Retainers. In addition, a Non-Employee Director shall receive the following annual retainers:

(i)Chairperson of the Board. A Non-Employee Director serving as Chairperson of the Board shall receive an additional annual retainer of $35,000 for such service.

(ii)Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $20,000 for such service.  A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson) shall receive an additional annual retainer of $10,000 for such service.

(iii)Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $15,000 for such service.  A Non-Employee Director serving as a member of the Compensation Committee (other than the Chairperson) shall receive an additional annual retainer of $7,500 for such service.

(iv)Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $10,000 for such service.  A Non-Employee Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall receive an additional annual retainer of $5,000 for such service.

(c)Payment of Retainers.

(i)Timing. The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter.

(ii)Form. The annual retainers shall be paid in the form of cash; provided that the Board may, in its discretion, permit a Non-Employee Director to elect to receive any portion of the annual retainer in the form of shares of common stock of the Company (“Common Stock”) in lieu of cash.  If such an election is permitted by the Board and made by a Non-Employee Director, the number of shares of Common Stock to be paid shall be determined by dividing the portion of the annual retainer payable in the form of Common Stock by the Fair Market Value (as defined in the Company’s Amended and Restated 2019 Equity Incentive Plan or any other applicable Company equity plan then maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”)) per share of Common Stock on the date the annual retainer is payable.  Shares issued in lieu of cash shall be fully vested and unrestricted shares of Common Stock.  Any election by a Non-Employee Director to receive a portion of the annual retainer in shares of Common Stock must be made prior to the applicable payment date for such portion of the annual retainer and pursuant to an election form to be provided by the Company.  An election must comply with all rules established from time to time by the Board, including any insider trading policy or similar policy.  A Non-Employee Director may not make an election pursuant to this Section 1(c)(ii) during a Company blackout period or when the Non-Employee Director is otherwise in possession of material non-public information.

(iii)Termination of Service. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, such Non-Employee Director shall receive a prorated portion of the retainer(s) otherwise payable to such Non-Employee Director for such calendar quarter pursuant to Section 1(b), with such prorated portion determined by multiplying such otherwise payable retainer(s) by a fraction, the numerator of which is the number of days during which the Non-Employee Director serves as a Non-Employee Director or in the applicable positions described in Section 1(b) during the applicable calendar quarter and the denominator of which is the number of days in the applicable calendar quarter.

(2)Equity Compensation.  Non-Employee Directors shall be granted the equity awards described below (collectively, the “Awards”). The Awards shall be granted under and shall be subject to the terms and provisions of the Equity Plan and shall be granted subject to the execution and delivery of award agreements in substantially the forms approved by the Board.  The approval of this Policy by the Board is intended to be effective for all purposes, including for purposes of satisfying Rule 16b-3(d)(1) of the Securities Exchange Act of 1934, as amended, in respect of each award issued hereunder.

(a)Initial Awards.  Upon a Non-Employee Director’s initial appointment or election to the Board after the Effective Time, he or she will be granted: (i) an option to purchase 8,040 shares of Common Stock at a per-share exercise price equal to the closing price per share of Common Stock on the date of such appointment or election (or on the last preceding trading day, if the date of such appointment or election is not a trading day), and (ii) a restricted stock unit award with respect to 4,702 shares of Common Stock. The Awards described in this Section 2(a) shall be referred to as “Initial Awards.”

(b)Annual Awards. Each Non-Employee Director who serves on the Board as of the date of any annual meeting of the Company’s stockholders (an “Annual Meeting”) after the Effective Time, and will continue to serve as a Non-Employee Director immediately following such Annual Meeting, shall be automatically granted on the date of such Annual Meeting: (i) an option to purchase 5,360 shares of Common Stock at a per-share exercise price equal to the closing price per share of Common Stock on the date of such Annual Meeting (or on the last preceding trading day, if the date of the Annual Meeting is not a trading day), and (ii) a restricted stock unit award with respect to 3,135 shares of Common Stock. The Awards described in this Section 2(b) shall be referred to as “Annual Awards.”

(c)Vesting of Awards. Awards will vest as follows, in each case subject to the continued service of the grantee to the Company through the applicable vesting date or event:

(i)Initial Awards described in Section 2(a)(i) will vest in 36 equal monthly installments, on the monthly anniversary of the date of grant over the 36 calendar months commencing after the grantee’s initial appointment or election to the Board.

(ii)Initial Awards described in Section 2(a)(ii) will vest in three equal annual installments, on the first three anniversaries of the grantee’s initial appointment or election to the Board.

(iii)Annual Awards will vest on the earlier of (A) the first anniversary of the date of grant, and (B) the date of the subsequent Annual Meeting following the date of grant.

(iv)In addition, any otherwise unvested Awards will vest and become exercisable in full (A) immediately prior to and contingent upon the occurrence of a Change in Control (as defined in the Equity Plan), or (B) in the sole discretion of the Committee, upon the grantee’s cessation of service due to his or her death.